SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

        Banner Corporation issued its earnings release for the quarter ended March 31, 2007 and subsequently discovered that the release, as filed with the Form 8-K on May 1, 2007, contained several nonmaterial errors that were not contained in the release issued to the public. Accordingly, the Company is refiling its earnings release with the following corrections to numbers at March 31, 2007:

        Page 5, Financial Condition, Assets (March 31, 2007):
                    Securities - trading: This amount was stated as $218,527 and should be $218,477.

                    Other assets: This amount was stated as $17,543 and should be $17,593.

        These corrections are reflected in the attached revised earnings release, a copy of which is attached hereto as Exhibit 99.1 and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

            (c)         Exhibits

            99.1       Press Release of Banner Corporation dated May 2, 2007.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: May 2, 2007	By:/s/Albert H. Marshall
Albert H. Marshall
Vice President

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Exhibit 99.1

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Contact: D. Michael Jones,
President and CEO
Lloyd W. Baker, CFO
(509) 527-3636

News Release

BANNER CORPORATION REPORTS FIRST QUARTER PROFITS OF $7.8 MILLION;
COMPLETES ACQUISITIONS OF F&M BANK AND SAN JUAN FINANCIAL HOLDING COMPANY

Walla Walla, WA - May 1, 2007 - Banner Corporation (NASDAQ GMS: BANR), the parent company of Banner Bank, today reported that continued loan and deposit growth contributed to higher first quarter profits. Net income increased to $7.8 million, or $0.62 per diluted share for the quarter ended March 31, 2007, compared to $6.8 million, or $0.56 per diluted share, for the first quarter a year ago.

The Company also announced that it has completed the acquisitions of F&M Bank and San Juan Financial Holding Company. Effective May 1, 2007, F&M Bank has been merged with and into Banner Bank and will operate as a division of Banner Bank. Also effective May 1, 2007, San Juan Financial Holding Company has been merged with Banner Corporation and its wholly owned subsidiary, Islanders Bank, will continue operations as a subsidiary of Banner Corporation. The financial results presented in this release for the quarter ended March 31, 2007, do not include the assets, liabilities or results of operations for either of the acquired companies.

"Our strategic plan is focused on significantly growing loans and deposits through aggressive franchise expansion, while maintaining solid credit quality," said D. Michael Jones, President and Chief Executive Officer. "Our efforts are producing favorable results as we have increased loans 17% and deposits 21% over the past twelve months. In implementing this plan we have opened 15 new branches over the past two and a half years and relocated six others. Most recently, we opened branches in Boise, Idaho and Portland, Baker City and La Grande, Oregon. In addition, our acquisition of F&M Bank will significantly expand our presence in Spokane, Washington, and our acquisition of San Juan Financial Holding Company will expand our presence in the North Puget Sound region of Washington State. Both banks have consistent histories of success with exceptional employees and high quality customer bases, and we are enthusiastically looking forward to partnering with them. As of March 31, 2007, F&M Bank had $422 million in assets, $379 million in total loans, $365 million in deposit balances and $39 million in shareholders' equity. At the same date, San Juan Financial Holding Company had $157 million in assets, $116 million in total loans, $122 million in deposit balances and $19 million in shareholders' equity. In addition to increasing our branch network by the combined 16 branches from the two acquisitions, we are continuing to explore branch expansion opportunities within our primary markets and look forward to a number of new branch openings that are already scheduled for later this year."

Banner Corporation elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, and SFAS No. 157, Fair Value Measurements, effective January 1, 2007. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principals (GAAP), and expands disclosures about fair value measurement. The Company made this election to allow it more flexibility with respect to the management of its investment securities, wholesale borrowings and interest rate risk position in future periods.

Upon adoption of SFAS No. 159, the Company selected fair value measurement for all of its "available for sale" investment securities, Federal Home Loan Bank advances and junior subordinated debentures, which had fair values of approximately $226.1 million, $176.8 million and $124.4 million, respectively, on January 1, 2007. The initial fair value measurement of these instruments resulted in a $3.5 million adjustment for the cumulative effect, net of tax, as a result of the change in accounting, which was recorded as a reduction in retained earnings as of January 1, 2007, and which under SFAS No. 159 has not been recognized in current earnings. While the adjustment to retained earnings is permanent, approximately $2.6 million of the amount was previously reported as accumulated other comprehensive loss at December 31, 2006, so the reduction in total shareholders' equity was only $897,000 on January 1, 2007. Following the initial election, changes in the value of financial instruments recorded at fair value are recognized as gains or losses in subsequent financial reporting periods. As a result of the adoption of SFAS No. 159 and changes in the fair value measurement of the financial assets and liabilities noted above, the Company recorded a net gain of $1.2 million ($755,000 after tax) in the quarter ended March 31, 2007.

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BANR-First Quarter 2007 Results
May 1, 2007

First quarter 2007 Highlights (compared to First Quarter 2006)

  Net income increased to $7.8 million, or $0.62 per diluted share.
  Net interest income before provision for loan losses grew 8% to $32.2 million.
  Revenues advanced 9% to $37.3 million, excluding fair value adjustments.
  Total deposits increased 21% to $2.92 billion.
  Loans increased 17% to $2.98 billion.
  Credit quality remains solid with non-performing assets representing 0.39% of total assets and net charge-offs declining to just 0.01% of average loans.

Income Statement Review

Banner's net interest income before the provision for loan losses increased 8% to $32.2 million in the first quarter of 2007, compared to $29.9 million in the same quarter a year ago. Revenues (net interest income before the provision for loan losses plus other operating income), excluding fair value adjustments, increased 9% to $37.3 million in the first quarter of 2007, compared to $34.4 million in the first quarter a year ago.

Total other operating income for the first quarter increased 14% to $5.2 million, excluding fair value adjustments, compared to $4.5 million in first quarter last year. Income from deposit fees and other service charges increased 19% to $3.0 million in the first quarter, reflecting increases in debit and credit card use and merchant card processing services. Despite the moderating housing market, Banner's income from mortgage banking operations increased 18% from the first quarter of 2006. Net fair value adjustments as a result of changes in the value of financial assets and liabilities recorded at fair value under SFAS No. 159 were $1.2 million.

"Our net interest margin came under pressure this quarter as we had intense competition for both loans and deposits," said Jones. "Combined with the inverted yield curve, this made for a difficult quarter. We expect our net interest margin to remain under pressure during the next few quarters as we believe pricing will continue to be very competitive and the yield curve will remain challenging. However, we also believe the Northwest economy will continue to be strong and will afford us good lending and growth opportunities." Banner's net interest margin was 3.94% for the first quarter of 2007, compared to 4.01% in the quarter ended December 31, 2006, and 4.24% for the quarter ended March 31, 2006. Funding costs increased 10 basis points compared to the previous quarter and increased 87 basis points from the first quarter a year earlier, while asset yields increased one basis point from the prior linked quarter and 50 basis points from the comparable quarter a year ago.

"Our new branches are proving to be very successful in helping us reach new customers and grow deposits. Although they initially put pressure on our expense ratios, over time they should add to our profitability by providing low-cost core deposits and additional fee income opportunities," said Jones. Other operating expenses increased to $26.1 million in the first quarter of 2007, compared to $25.9 million in the preceding quarter and $23.2 million in the first quarter a year ago. The ratio of other operating expense (expense ratio) to average assets was 3.02% for the first quarter of 2007, compared to 3.09% in the first quarter a year ago. The efficiency ratio was 67.7% in the first quarter, versus 67.4% a year earlier.

Banner's return on equity (ROE) was 11.95% for the first quarter compared to 12.07% for the same quarter a year ago. The Company's return on assets (ROA) was 0.90% this quarter compared to 0.90% in the first quarter a year ago.

Balance Sheet Review

"Loan growth in the first quarter was modest, in part reflecting seasonal trends in construction and agriculture. However, on a year-over-year basis, our loan portfolio continued to reflect growth at double-digit rates," Jones continued. "Our lending personnel have generated steady growth in commercial and multifamily real estate loans, construction and land loans, and commercial and agricultural business loans, which combined account for 84% of the loan portfolio at March 31, 2007. Moreover, while our mortgage banking activity generally does not result in balance sheet growth, our origination of one-to-four family loans has continued to be solid." Net loans increased 17% to $2.98 billion at March 31, 2007 compared to $2.54 billion at March 31, 2006.

Total deposits increased 21% to $2.92 billion at March 31, 2007, compared to $2.42 billion at the end of March 2006. Non-interest-bearing accounts increased 7% and total transaction and savings accounts increased 20% during the twelve months ending March 31, 2007, while certificates of deposit increased 25%. "Although there has been a shift towards higher-yielding interest-bearing deposit accounts, we continue to be successful in increasing the number of transaction accounts and total deposit growth for the quarter was encouraging," said Jones.

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BANR-First Quarter 2007 Results
May 1, 2007

FHLB borrowings declined substantially to $93 million at March 31, 2007, compared to $177 million at December 31, 2006, and $269 million a year earlier as a result of strong deposit growth and declining securities balances. The securities portfolio declined by 11% to $266 million at the end of March 2007, from $299 million a year earlier primarily as a result of maturities and principal prepayments.

During the quarter ended March 31, 2007, the Company's capital structure was strengthened by issuing 646,472 new shares at an average net price of $40.91 through its Dividend Reinvestment and Stock Purchase Plan. In addition, the Company issued a net of 18,937 shares in connection with the exercise of vested stock options. This stock issuance, combined with the changes in retained earnings as a result of operations and the effects of fair value accounting, net of quarterly dividend distributions, resulted in a $31.2 million increase in shareholders' equity. The additional capital will be available to support the Company's growth initiatives and the just-completed acquisitions of F&M Bank and San Juan Financial Holding Company.

Assets increased 14% to $3.57 billion at March 31, 2007, compared to $3.12 billion a year earlier. Book value per share increased to $22.09 at March 31, 2007, from $19.05 a year earlier, and tangible book value per share was $19.25 at quarter-end, compared to $15.99 a year earlier.

Credit Quality

"Asset quality remains an important focus of Banner and we place a strong emphasis on maintaining our credit standards in what has become a highly competitive market," Jones said. "Our local economies remain strong and Banner Bank has not engaged in any subprime lending. As a result, we expect continued low levels of loan delinquencies and charge-offs." The provision for loan losses for the first quarter was $1.0 million, compared to $1.2 million in the first quarter a year ago. Non-performing assets were $14.1 million, or 0.39% of total assets, at March 31, 2007, compared to $15.0 million, or 0.43% of total assets at December 31, 2006 and $8.6 million, or 0.28% of total assets, at March 31, 2006. Banner's net charge-offs in the first quarter totaled $236,000, and the allowance for loan losses at quarter-end totaled $36.3 million, representing 1.21% of total loans outstanding.

Conference Call

Banner will host a conference call on Wednesday, May 2, 2007, at 8:00 a.m. PDT, to discuss first quarter results. The conference call can be accessed live by telephone at 303-262-2139. To listen to the call online, go to the Company's website at www.bannerbank.com. An archived recording of the call can be accessed by dialing 303-590-3000, passcode 11086723# until Wednesday, May 9, 2007, or via the Internet at www.bannkerbank.com.

About the Company

Banner Corporation is the parent company of Banner Bank, a commercial bank that operates a total of 78 branch offices and 12 loan offices in 27 counties in Washington, Oregon and Idaho. It is now also the parent of Islanders Bank which operates three branch offices in Washington's San Juan Islands. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Statements concerning future performance, developments or events, expectations for earnings, growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that are beyond Banner's control and might cause actual results to differ materially from the expectations and stated objectives. Factors which could cause actual results to differ materially include, but are not limited to, regional and general economic conditions, management's ability to generate continued improvement in asset quality and profitability, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, competition, loan delinquency rates, the successful operation of the newly-opened branches and loan offices, the ability to successfully complete consolidation and conversion activities, incorporate acquisitions into operations, retain key employees and achieve cost savings, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services, Banner's ability to successfully resolve outstanding credit issues and other risks detailed in Banner's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. Banner undertakes no responsibility to update or revise any forward-looking statements.

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BANR-First Quarter 2007 Results
May 1, 2007

RESULTS OF OPERATIONS	Quarters Ended
( In thousands except share and per share data )	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006

INTEREST INCOME:
Loans receivable	$61,828	$62,514	$49,126
Mortgage-backed securities	1,775	1,845	2,083
Securities and cash equivalents	1,843	1,840	1,778
	65,446	66,199	52,987
INTEREST EXPENSE:
Deposits	27,610	27,067	17,431
Federal Home Loan Bank advances	2,277	2,695	3,126
Other borrowings	928	1,168	698
Junior subordinated debentures	2,454	2,154	1,828
	33,269	33,084	23,083
Net interest income before provision for loan losses	32,177	33,115	29,904
PROVISION FOR LOAN LOSSES	1,000	1,000	1,200
Net interest income	31,177	32,115	28,704
OTHER OPERATING INCOME:
Deposit fees and other service charges	2,963	2,998	2,492
Mortgage banking operations	1,355	1,474	1,152
Loan servicing fees	375	260	390
Miscellaneous	461	905	468
	5,154	5,637	4,502
Gain (loss) on sale of securities	- -	- -	- -
Increase (decrease) in valuation of financial instruments carried at fair value	1,180	- -	- -
Total other operating income	6,334	5,637	4,502
OTHER OPERATING EXPENSE:
Salary and employee benefits	16,468	16,369	15,489
Less capitalized loan origination costs	(2,594)	(2,672)	(2,592)
Occupancy and equipment	4,352	4,279	3,794
Information / computer data services	1,369	1,342	1,300
Miscellaneous	6,476	6,518	5,207
Total other operating expense	26,071	25,836	23,198
Income before provision for income taxes	11,440	11,916	10,008
PROVISION FOR INCOME TAXES	3,627	3,909	3,220
NET INCOME	$7,813	$8,007	$6,788
Earnings per share
Basic	$0.63	$0.67	$0.58
Diluted	$0.62	$0.65	$0.56

Cumulative dividends declared per common share	$0.19	$0.19	$0.18
Weighted average shares outstanding
Basic	12,322,067	12,004,212	11,789,858
Diluted	12,652,459	12,358,008	12,124,533

Shares repurchased during the period	7,986	2,220	8,068
Shares issued in connection with exercise of stock options or DRIP	673,395	16,776	72,584

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BANR-First Quarter 2007 Results
May 1, 2007

FINANCIAL CONDITION
( In thousands except share and per share data )	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
ASSETS
Cash and due from banks	$105,643	$73,385	$82,923
Securities -trading	218,477	- -	- -
Securities -available for sale	- -	226,153	249,012
Securities -held to maturity	47,831	47,872	49,993
Federal Home Loan Bank stock	35,844	35,844	35,844
Loans receivable:
Held for sale	5,340	5,080	4,208
Held for portfolio	3,006,481	2,960,910	2,566,323
Allowance for loan losses	(36,299)	(35,535)	(31,894)
	2,975,522	2,930,455	2,538,637
Accrued interest receivable	22,064	23,272	16,881
Real estate owned held for sale, net	918	918	287
Property and equipment, net	63,091	58,003	51,136
Goodwill and other intangibles, net	36,248	36,287	36,306
Deferred income tax asset, net	7,609	7,533	8,488
Bank-owned life insurance	38,935	38,527	37,313
Other assets	17,593	17,317	15,137
	$3,569,775	$3,495,566	$3,121,957
LIABILITIES

Deposits:
Non-interest-bearing	$348,890	$332,372	$325,265
Interest-bearing transaction and savings accounts	959,593	905,746	801,048
Interest-bearing certificates	1,612,665	1,556,474	1,290,143
	2,921,148	2,794,592	2,416,456

Advances from Federal Home Loan Bank	- -	177,430	268,930
Advances from Federal Home Loan Bank at fair value	93,431	- -	- -
Other borrowings	94,369	103,184	78,900

Junior subordinated debentures	- -	123,716	97,942
Junior subordinated debentures at fair value	124,119	- -	- -

Accrued expenses and other liabilities	42,105	36,888	26,907
Deferred compensation	7,588	7,025	6,546
Income taxes payable	5,545	2,504	591
	3,288,305	3,245,339	2,896,272

STOCKHOLDERS' EQUITY

Common stock	161,845	135,149	131,574
Retained earnings	122,070	120,206	101,417
Accumulated other comprehensive income ( loss )	(215)	(2,852)	(4,384)
Unearned shares of common stock issued to Employee Stock
Ownership Plan ( ESOP ) trust: at cost	(1,987)	(1,987)	(2,494)
Net carrying value of stock related deferred compensation plans	(243)	(289)	(428)
	281,470	250,227	225,685
	$3,569,775	$3,495,566	$3,121,957
Shares Issued:
Shares outstanding at end of period	12,979,679	12,314,270	12,146,992
Less unearned ESOP shares at end of period	240,381	240,381	301,786
Shares outstanding at end of period excluding unearned ESOP shares	12,739,298	12,073,889	11,845,206
Book value per share (1)	$22.09	$20.72	$19.05
Tangible book value per share (1)	$19.25	$17.72	$15.99
Consolidated Tier 1 leverage capital ratio	9.78%	8.76%	8.96%
(1)	- Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.

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BANR-First Quarter 2007 Results
May 1, 2007

ADDITIONAL FINANCIAL INFORMATION
( Dollars in thousands )

	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
LOANS ( including loans held for sale ):
Commercial real estate	$583,478	$596,488	$565,752
Multifamily real estate	150,488	147,311	144,354
Commercial construction	97,007	98,224	73,514
Multifamily construction	45,897	39,908	62,990
One- to four-family construction	587,290	570,501	412,046
Land and land development	421,407	402,665	246,765
Commercial business	480,730	467,745	447,582
Agricultural business including secured by farmland	159,652	163,518	137,747
One- to four-family real estate	364,986	361,625	382,007
Consumer	120,886	118,005	97,774
Total loans outstanding	$3,011,821	$2,965,990	$2,570,531

NON-PERFORMING ASSETS:	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006

Loans on non-accrual status	$13,059	$13,463	$8,225
Loans more than 90 days delinquent, still on accrual	55	593	64
Total non-performing loans	13,114	14,056	8,289
Real estate owned ( REO ) / Repossessed assets	958	918	328
Total non-performing assets	$14,072	$14,974	$8,617

Total non-performing assets / Total assets	0.39%	0.43%	0.28%

	Quarters Ended
CHANGE IN THE	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
ALLOWANCE FOR LOAN LOSSES:

Balance, beginning of period	$35,535	$35,160	$30,898
Provision	1,000	1,000	1,200
Recoveries of loans previously charged off	664	354	156
Loans charged-off	(900)	(979)	(360)
Net ( charge-offs ) recoveries	(236)	(625)	(204)

Balance, end of period	$36,299	$35,535	$31,894

Net charge-offs (recoveries) / Average loans outstanding	0.01%	0.02%	0.01%
Allowance for loan losses / Total loans outstanding	1.21%	1.20%	1.24%

DEPOSITS	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
Non-interest-bearing	$348,890	$332,372	$325,265
Interest-bearing checking	345,805	327,836	306,706
Regular savings accounts	432,823	364,957	141,000
Money market accounts	180,965	212,953	353,342
Interest-bearing transaction & savings accounts	959,593	905,746	801,048

Three-month maturity money market certificates	187,382	178,981	188,672
Other certificates	1,425,283	1,377,493	1,101,471
Interest-bearing certificates	1,612,665	1,556,474	1,290,143
Total deposits	$2,921,148	$2,794,592	$2,416,456

Included in other borrowings

Retail repurchase agreements / "Sweep accounts"	$69,023	$76,825	$61,086

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BANR-First Quarter 2007 Results
May 1, 2007

ADDITIONAL FINANCIAL INFORMATION
( Dollars in thousands )
( Rates / Ratios Annualized )
	Quarters Ended

OPERATING PERFORMANCE:	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006

Average loans	$2,985,248	$2,950,193	$2,509,552
Average securities and deposits	324,403	328,241	349,197
Average non-interest-earning assets	192,422	191,363	190,350
Total average assets	$3,502,073	$3,469,797	$3,049,099

Average deposits	$2,795,532	$2,749,618	$2,321,217
Average borrowings	393,136	425,398	468,540
Average non-interest-earning liabilities	48,360	46,115	31,260
Total average liabilities	3,237,028	3,221,131	2,821,017
Total average stockholders' equity	265,045	248,666	228,082
Total average liabilities and equity	$3,502,073	$3,469,797	$3,049,099

Interest rate yield on loans	8.40%	8.41%	7.94%
Interest rate yield on securities and deposits	4.52%	4.45%	4.48%
Interest rate yield on interest-earning assets	8.02%	8.01%	7.52%

Interest rate expense on deposits	4.01%	3.91%	3.05%
Interest rate expense on borrowings	5.84%	5.61%	4.89%
Interest rate expense on interest-bearing liabilities	4.23%	4.13%	3.36%
Interest rate spread	3.79%	3.88%	4.16%
Net interest margin	3.94%	4.01%	4.24%

Other operating income / Average assets	0.73%	0.64%	0.60%
Other operating expense / Average assets	3.02%	2.95%	3.09%
Efficiency ratio ( other operating expense / revenue )	67.70%	66.67%	67.42%
Return on average assets	0.90%	0.92%	0.90%
Return on average equity	11.95%	12.77%	12.07%
Average equity / Average assets	7.57%	7.17%	7.48%

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